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                                                                    Exhibit 3.2



                   ARTICLES OF CORRECTION OF MATADOR HOLD CO.


This correction is submitted pursuant to article 1302-7.01, Texas
Miscellaneous Corporation Laws Act, by Matador Hold Co., a Texas corporation (the "Corporation") to correct a typographical error in the Articles of Incorporation of the Corporation.


                                   ARTICLE ONE


The name of the Corporation is Matador Hold Co.


                                   ARTICLE TWO


The document to be corrected is the Articles of Incorporation which were filed in the Office of the Secretary of State on the 9th day of January, 1998.


                                  ARTICLE THREE


The inaccuracy, error, or defect to be corrected is:

A typographical error in Article XIII(c) of the Articles of Incorporation. The word "important" in the first line of Article XIII(c) should be "improper."


                                  ARTICLE FOUR


As corrected, the inaccurate, erroneous, or defective portion of the document reads as follows:

         "(c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office."


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                                              Matador Hold Co.

                                              By: /s/ Joseph Wm. Foran
                                                 -------------------------------
                                                    JOSEPH WM. FORAN
                                                    Presdient and
                                                    Chief Executive Officer